Exhibit 11.1
COPA HOLDINGS, S.A. – INSIDER TRADING POLICY

Responsible Manager:     Director – Audit

Copa Holdings, S.A. and its subsidiaries (the "Company") have adopted the following insider trading policy (the "Policy") regarding trading of the Company's securities.

Any violation of this Policy may subject the individual to discipline, including the possible immediate termination of employment. This is an extremely important matter and we urge you to read the following with care.

This Policy contains the following sections:

I.    Introduction / Scope of Policy
II.    Important Definitions
III.    Policy
IV.    Potential Criminal/Civil Liability and/or Disciplinary Action
V.    Applicability of Policy to Inside Information Regarding Other Companies
VI.    Certain Exceptions

I.INTRODUCTION / SCOPE OF POLICY

Insider trading laws prohibit the purchase or sale of securities while aware of Material Nonpublic Information (as defined below) or the disclosure of Material Nonpublic Information to others who then trade in the Company's securities.

This Policy applies to all transactions in the securities of the Company, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to the Company's stock, whether or not issued by the Company, such as exchange-traded options.

This Policy applies to (a) all Officers (as defined below) of the Company, all members of the Company's Board of Directors, and (b) all employees of, and consultants and contractors to, the Company and its subsidiaries, affiliates and other business units who receive or have access to Material Nonpublic Information regarding the Company. This group of people, members of their immediate families, and members of their households and any entities that such people directly or indirectly influence or control, are sometimes referred to herein as "Insiders”.

This Policy (and/or a summary thereof) shall be delivered to all new Insiders upon the commencement of their relationships with the Company, or its subsidiaries and is to be circulated to all Insiders at least annually.
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II.IMPORTANT DEFINITIONS

"Insider trading" refers generally to buying or selling a security in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of Material Nonpublic information about the security. Insider trading violations may also include "tipping" such information, securities trading by the person "tipped," and securities trading by those who misappropriate such information.

Examples of insider trading cases that have been brought by the U.S. Securities and Exchange Commission (the "SEC") are cases against: (a) corporate officers, directors, and employees who traded the corporation's securities after learning of significant, confidential corporate developments; (b) friends, business associates, family members, and other "tippees" of such officers, directors, and employees, who traded the securities after receiving such information; (c) employees of law, banking, brokerage and printing firms who were given such information to provide services to the corporation whose securities they traded; (d) government employees who learned of such information because of their employment by the government; and (e) other persons who misappropriated, and took advantage of, confidential information from their employers.

Because insider trading undermines investor confidence in the fairness and integrity of the securities markets, the SEC has treated the detection and prosecution of insider trading violations as one of its enforcement priorities. (Excerpted from U.S. Securities and Exchange Commission, Division of Enforcement Publication)

"Material Nonpublic Information" means information that is both material and nonpublic.

Information is "material" if a reasonable investor would consider the information important in deciding whether to buy, sell or hold a company's securities, or if the information could reasonably be expected to affect the market price of those Securities (either positively or negatively). Chances are if you learn something that leads you to want to buy or sell stock, that information will be considered material. It is important to keep in mind that material information need not be certain information: information that something is likely to happen, or even just that it may happen, can be considered material. In addition, it should be emphasized that material information does not have to relate to a company's business; information about the contents of a forthcoming publication in the press that could reasonably be expected to affect the market price of a Company security could be material. In sum, if you are unsure whether information is material, you should assume that it is material.

Examples of material information typically include, but are not limited to:

•sales figures or other financial results
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•financial projections, forecasts or budgets
•news of a pending or proposed merger or joint venture
•news of the disposition of a subsidiary, affiliate or other business unit
•advances in research and development
•pending or threatened litigation
•gain or loss of a substantial customer or supplier
•public offerings and other financings
•changes in senior management or other major personnel changes
•changes in dividend policy or declaration of a stock split
•changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditor's audit report

Information is "nonpublic" if it has not been previously disclosed to the general public and is otherwise not available to the general public. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to process and react to such information. Therefore, for purposes of this Policy, material information is not deemed to be "public" until two (2) Trading Days have elapsed following the public announcement of such information. For example, if an announcement is made before the open of the market on Monday, an Insider may trade beginning on Wednesday. If, however, an announcement is made after the market opens on Monday, the Insider 'may not Trade until Thursday. If an announcement is made on Friday after the market opens, an Insider may not Trade until Wednesday of the following week.

"Officer" means a person designated as an "Officer" of the Company for purposes of Section 16 of the Securities Exchange Act of 1934. A list of the non-director officers currently designated as an Officer under Section 16 is attached hereto as Exhibit A. The Director - Audit will be responsible for updating Exhibit A and notifying persons who in the future become or are identified as an "Officer.”

"Trading Day" means a day on which U.S. national stock exchanges and the New York Stock Exchange are open for trading.

"Trading Window" means the period commencing on the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter and continuing until the end of the next fiscal quarter.

III.POLICY

A.General Policy. It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

Trading on Material Nonpublic Information. An Insider may not engage in any transaction involving the purchase or sale of the Company's securities, including
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any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.

Prohibition on "Tipping". An Insider may not disclose ("tip") Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor may any Insider or related person make recommendations or express opinions as to trading in the Company's securities while in possession of Material Nonpublic Information.

Confidentiality of Nonpublic Information. Nonpublic Information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

B.Additional Restrictions Applicable to Directors, Officers and Certain Other Persons.

Persons Subject to Additional Restrictions. These additional restrictions apply to the Company's directors, Officers and certain other employees identified by the Company from time to time who have been notified that they have been so identified, as well as trusts and other entities controlled by, and spouses and other persons living in the same household as, any of the foregoing persons (collectively, the "Subject Persons"). The Director - Audit will be responsible for notifying employees who have been identified as Subject Persons.

Trading Window. The period beginning at the end of each fiscal quarter and continuing through the close of the second Trading Day following the date of public disclosure of the financial results for that quarter is a particularly sensitive time period under the securities laws for transactions in the Company's stock, because the Subject Persons will often possess Material Nonpublic Information about the financial results of the company for the quarter. Therefore, to ensure compliance with applicable securities laws, insiders shall refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the Trading Window. The safest period for trading in the Company's securities, assuming the absence of Material Nonpublic information, is typically the first ten days of the Trading Window.

From time to time, the Company may also recommends that directors, Officers, specified employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or
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sale of the Company's securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company's securities until such information has been known publicly for at least two Trading Days, regardless of whether the Company has recommended a suspension of trading to that person. Trading in the Company's securities during the Trading Window should not be considered a "safe harbor" and all directors, Officers and other persons should use good judgment at all times.

Mandatory Pre-clearance of Trades. The Company has determined that all Subject Persons should refrain from trading in the Company's securities, even during the Trading Window, without first complying with the Company's pre-clearance process. Each Subject Person such should contact the Company's Director—Audit prior to commencing any trade in the Company's securities. The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from other Employees, consultants and contractors.

C.Individual Responsibility. Every insider has the individual responsibility to comply with this Policy against insider trading. Appropriate judgment should be exercised in connection with any trade in the Company's securities. Therefore, an Insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forgo anticipated profit by waiting.

IV.POTENTIAL CRIMINAL/CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

A.Liability for Insider Trading. Insiders may be subject to penalties under the securities laws of the United States of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company's securities at a time when they have knowledge of nonpublic information regarding the Company. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or loss avoided from the trading: Insider traders must also disgorge any profits made and are often subjected to an injunction against future violations. Finally, under some circumstances insider traders may be subjected to civil liability in private lawsuits.

B.Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed nonpublic information regarding the Company or to whom they have made
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recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the New York Stock Exchange and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

C.Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include immediate termination of employment.

V.APPLICABILITY OF POLICY TO INSIDE INFORMATION REGARDING OTHER COMPANIES

This Policy also applies to Material Nonpublic Information relating to other companies, including the Company's customers, vendors or suppliers ("business partners"), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company's business partners. All employees should treat Material Nonpublic Information about the Company's business partners with the same care required with respect to information related directly to the Company.

VI.CERTAIN EXCEPTIONS

A.Options. For purposes of this Policy, the Company considers the exercise of stock options for cash under the Company's long-term incentive compensation plan (but not the sale of any such shares) exempt from this Policy, since the other party to the transaction is the Company and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

B.Prearranged Trading Plans. SEC Rule 10b5-1(c) (the "Rule") provides a defense from insider trading liability if trades occur pursuant to pre-arranged "trading plans" that meet specific conditions. Under this Rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when you do not possess Material Nonpublic Information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned Material Nonpublic Information. Arrangements under the rule may specify amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any Material Nonpublic Information at the time of the trades. Please note that, in addition to
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the requirements of a trading plan described herein, there are a number of additional procedural conditions to the Rule that must be satisfied before you can rely on the Rule's protection.
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